                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Win Gaming Media, Inc. (DE) - Incorporated in the State of Delaware, U.S.

Zone4Play (UK) Ltd. - Incorporated in the United Kingdom [Filed for voluntary dissolution]

Zone4Play (Israel) Ltd. - Incorporated in the State of Israel [Filed for
voluntary dissolution]

Win Gaming Media (Israel) Ltd. - Incorporated in the State of Israel

Gaming Ventures PLC - Incorporated in the Isle of Man

RNG Gaming Ltd. - Incorporated in the Isle of Man [Filed for dissolution]

WGM Services Ltd. - Incorporated in Cyprus

B. Option Ltd. - Incorporated in the State of Israel